Exhibit 4.8

DATED 31 January 2005

JSG FUNDING PLC

as Lender

and

JSG ACQUISITIONS

as Borrower

INTERCOMPANY LOAN AGREEMENT

KIRKLAND & ELLIS
INTERNATIONAL
Tower 42
25 Old Broad Street
London EC2N 1HQ
Telephone: +44 (0)20 7816 8700
www.kirkland.com

THIS AGREEMENT is made on 31 January 2005 BETWEEN:

(1)                                  JSG FUNDING PLC, a company registered in Ireland (registered number 357958) (the “Lender”); and

(2)                                  JSG ACQUISITIONS, a company registered in Ireland (registered number 358039) (the “Borrower”).

IT IS AGREED as follows:

1.                                      Definitions

1.1.                              In this Agreement:

“Advance” means the principal amount of the advance (as from time to time reduced by repayment or prepayment or increased by the capitalisation of interest) made or to be made by the Lender to the Borrower pursuant to Clause 3 hereof.

“New Senior Subordinated Notes” means the “Further Notes” as defined in the New Senior Subordinated Notes Priority Deed.

“New Senior Subordinated Notes Priority Deed” means the priority deed entered into between Jefferson Smurfit Group Limited, the Lender hereunder, the Senior Creditors, the Junior Creditors (each as defined therein) and others on or about the date hereof.

“Payment Date” means the earlier of (A) the date on which the New Senior Subordinated Notes are to be repaid in full or in part, at final maturity in accordance with the terms of the New Senior Subordinated Notes, and (B) the date on which the New Senior Subordinated Notes fall due for payment upon acceleration or under any mandatory prepayment or repurchase provision in any case in accordance with the terms of the New Senior Subordinated Notes provided that either (i) the amounts due under the Senior Facility Agreement have then fallen due or have been declared to be due and payable on acceleration or (ii) 179 days have elapsed from the date on which the Lender or the Bond Trustee (as defined in the New Senior Subordinated Notes Priority Deed) gave notice to the Senior Agent (as defined in the Priority Deed) of the occurrence of the event of default entitling the New Senior Subordinated Notes to be so accelerated or (iii) an order for the winding-up administration, examination or dissolution of the Borrower has been made or any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer has been appointed in respect of the Borrower.

“Repayment” includes redemption and vice versa and the words repay, redeem, repayable, redeemable, repaid and redeemed shall be construed accordingly.

“Senior Facility Agreement” means the agreement dated 12th September, 2002 (as amended) between the Borrower, Deutsche Bank AG London and Merrill Lynch

International as arrangers, the parties thereto as lenders and the other parties thereto in respect of €2,525,000,000 senior facilities.

1.2.                              Terms defined in or whose interpretation is provided for in the Senior Facility Agreement shall have the same meaning when used in this Agreement unless separately defined or interpreted in this Agreement.

1.3.                              In this Agreement, unless the contrary intention appears, a reference to:

(a)                                  a Clause is a reference to a clause of this Agreement;

(b)                                 words imparting the singular include the plural and vice versa; and

(c)                                  a Transaction Document or another document is a reference to that Transaction Document or other document as amended.

1.4.                              Headings and the index are for convenience of reference only and shall be ignored in the interpretation of this Agreement.

2.                                      Purpose

Each Advance may only be used for the purposes of repaying that part of the Newco 1 Loan which represents the proceeds of and the premium on the PIK Securities (and capitalized interest thereon) and to pay fees and expenses in relation to the issue of the New Senior Subordinated Notes.

3.                                      Advance

The Lender agrees that it will, promptly on the same Business Day as the proceeds of the New Senior Subordinated Notes are received by the Lender, make an advance to the Borrower in an aggregate amount equal to the aggregate principal amount of such New Senior Subordinated Notes issued by the Lender.

4.                                      Interest and Other Amounts

4.1.                              Interest will accrue on the outstanding principal amount of the Advance (or any portion thereof) at a rate equal to the coupon payable on the New Senior Subordinated Notes in accordance with the terms of the New Senior Subordinated Notes.

4.2.                              Interest will be payable 5 Business Days prior to the date the corresponding interest on the applicable New Senior Subordinated Notes (or the securities into which they convert) is due under the terms of the New Senior Subordinated Notes (or the applicable instrument pursuant to which the securities into which they convert is issued), together with, in the case of the first payment of interest, accrued interest from 31 January 2005.

4.3.                              Interest on any overdue amount of principal, interest or other sum will be payable (both before and after judgement) on demand from time to time at the applicable rate of interest hereunder for the Advance plus 1%.

4.4.                              The Lender may at its discretion sanction a deferral of interest and/or waive defaults by the Borrower in respect of the Advance.  In the case of such deferral, the payment shall be deferred until such date as the Lender requires payment of any deferred interest.

4.5.                              In addition, the Borrower shall pay to the Lender (A) amounts equal to any additional amounts payable under applicable gross-up provisions of the New Senior Subordinated Notes; (B) amounts equal to default interest or liquidated damages payments under the New Senior Subordinated Notes; (C) an amount equal to the amount of the US registration costs and legal fees incurred in connection with the issue of the New Senior Subordinated Notes and an amount equal to the amount of payments due under any registration right agreement relating to the New Senior Subordinated Notes and (D) an amount equal to any other payments but not exceeding (when aggregated with the amounts paid under clause 4.5(D) of the Newco 1 Loan Agreement and clause 5.5 of the Second Newco 1 Loan Agreement during such period) €500,000 in any twelve month period.

5.                                      Repayment

The Advance (together with all interest accrued thereon, an amount equal to any premium due on the New Senior Subordinated Notes and other amounts due or owing to the Lender in connection with the Advance) shall be repayable by the Borrower on the date falling 5 days before the Payment Date, in freely available, immediately transferable funds.

6.                                      Voluntary Prepayment

The Borrower may, if permitted by the New Senior Subordinated Notes Priority Deed, prepay the whole or any part of the Advance borrowed by it (together with interest accrued thereon, an amount equal to any premium due on the New Senior Subordinated Notes and any other amounts due or owing to the Lender at such time) at any time provided an equivalent amount is prepaid in respect of the New Senior Subordinated Notes, within five Business Days of such prepayment.

7.                                      Payments

7.1.                              Unless required by law and unless the Borrower and the Lender agree otherwise, all payments made by the Borrower hereunder shall be made free and clear of and without any deduction for or on account of any tax, set-off or counterclaim, and, to the extent any tax deduction is required by law, the amount of the payment due from the Borrower shall be increased to an amount which leaves the Lender with an amount equal to the payment which would have been due if no such deduction had been required.

7.2.                              The Borrower shall pay or reimburse any stamp duty, stamp duty reserve tax or other duties or taxes payable in connection with the execution, constitution and original issue, completion and initial delivery of this Agreement.

8.                                      Priority Deed

8.1.                              Until the Senior Discharge Date (as defined in the Priority Deed), all payments hereunder shall be subject to the provisions of the Priority Deed and the New Senior Subordinated Notes Priority Deed.

8.2.                              Notwithstanding any other term of this Agreement no payment shall be made by the Borrower and the Lender shall take no action to recover any payment otherwise due under this Agreement while such payment or action is not permitted by the Priority Deed and the New Senior Subordinated Notes Priority Deed.

8.3.                              The Senior Creditors and Hedging Banks (as defined in the Priority Deed) may rely on this Clause 8.

9.                                      General

9.1.                              This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter this agreement by executing a counterpart.

9.2.                              This Agreement shall be governed by and construed in accordance with English law.

9.3.                              Any dispute arising under or in connection with this Agreement shall be settled by the courts of England.

9.4.                              Except as provided for in the New Senior Subordinated Notes, the rights, title, interest, benefit and obligations of the Lender under this Agreement are not capable of assignment, sale or other disposal (whether in whole or in part, by way of security or otherwise), nor are they capable of being the subject of any Security Interest or encumbrance (and any attempt by the Lender to do so shall be of no effect).  The foregoing sentence does not, for the avoidance of doubt, apply to the Lender’s rights, title, interest and benefit in and to any proceeds arising hereunder.  The Borrower may not assign or transfer rights or any of its obligations hereunder.

9.5.                              The Lender and the Borrower may not, without the prior written consent of the Bond Trustee (as defined in the New Senior Subordinated Notes Priority Deed) and the holders of the New Senior Subordinated Notes, amend or agree to amend this Agreement.

9.6.                              The Borrower hereby waives and agrees not to assert any claim that it may now or hereafter have that the rates of interest specified herein are usurious or in breach of any similar applicable law.

9.7.                              Each of the Bond Trustee (as defined in the New Senior Subordinated Notes Priority Deed) and the holders of the New Senior Subordinated Notes shall have the benefit of and shall be entitled to enforce the provisions contained in Clauses 6, 9.4, 9.5 and 9.6 of this Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Lender

JSG FUNDING PLC

By:

/s/ Ian J. Curley

Borrower

JSG ACQUISITIONS

By:

/s/ Ian J. Curley